Exhibit 99.1

Date: October 23, 2014	NEWS RELEASE

Hubbell Incorporated
40 Waterview Drive
Shelton, CT 06484
475-882-4000

Contact:         James M. Farrell

HUBBELL REPORTS THIRD QUARTER RESULTS;

NET SALES OF $895.3 MILLION AND EARNINGS PER DILUTED SHARE OF $1.51

SHELTON, CT. (October 23, 2014) – Hubbell Incorporated (NYSE: HUBA, HUBB) today reported operating results for the third quarter ended September 30, 2014.

Net sales in the third quarter of 2014 were $895.3 million, an increase of 7% compared to the $835.9 million reported in the third quarter of 2013. Operating income was $142.8 million, or 15.9% of net sales, compared to $151.6 million, or 18.1% of net sales, for the comparable period of 2013. Net income in the third quarter of 2014 was $89.6 million, a decrease of 7% compared to the $96.5 million reported in the third quarter of 2013. Earnings per diluted share were $1.51, a decrease of 7% compared to the $1.62 reported in the third quarter of 2013. Free cash flow (defined as cash flow from operations less capital expenditures) was $121.6 million in the third quarter of 2014 versus $103.0 million reported in the comparable period of 2013.

For the first nine months of 2014 net sales were $2.5 billion, an increase of 6% compared to the same period last year. Operating income was $391.3 million, or 15.6% of net sales, compared to $381.4 million, or 16.0% of net sales, for the comparable period of 2013. The effective tax rate in the first nine months of 2014 was 32.9%. This compares to an effective tax rate of 30.9% reported in the first nine months of 2013, which included the retroactive application of the U.S. Federal R&D tax credit that was part of the American Taxpayer Relief Act of 2012. Net income in the first nine months of 2014 was $244.0 million, slightly below the $244.5 million reported in the first nine months of 2013. Earnings per diluted share were $4.10 slightly above the $4.09 reported for the comparable period of 2013. Free cash flow was $195.7 million compared to $185.5 million reported in the first nine months of 2013.

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OPERATIONS REVIEW

David G. Nord, Chairman, President and Chief Executive Officer, said, “The third quarter results were in line with our expectations for overall sales but were disappointing from a profitability perspective as we encountered a number of external and internal challenges. We reported a 7% sales increase reflecting improving organic demand and the contribution from acquisitions. Our operating margins in the quarter were a solid level of 15.9%, but below a very difficult comparison against the third quarter of 2013 and less than our expectations. While the Power segment performed as we planned, the current quarter was impacted by higher than normal legal and warranty related costs within the Electrical segment. These costs reduced operating margins by nearly a full point in the quarter. In addition, margins were negatively impacted by a less favorable business and product mix as well as higher costs.”

Nord added “While we are disappointed in the third quarter results, we are addressing some of the profitability challenges by initiating additional restructuring actions. These actions will continue in the fourth quarter of this year and into next year and are expected to provide benefits as we exit 2015. Turning to our capital allocation strategy, there are two recent announcements. First, the Company announced a new $300 million share repurchase authorization. In addition, the Board of Directors approved a 12% dividend increase to $0.56 per quarter. These two actions demonstrate our continued confidence in the Company’s earnings outlook and commitment to delivering value to our shareholders.”

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SEGMENT REVIEW

The comments and year-over-year comparisons in this segment review are based on third quarter results in 2014 and 2013.

Electrical segment net sales in the third quarter of 2014 increased 7% to $641.6 million compared to $597.6 million reported in the third quarter of 2013. Acquisitions added three percentage points to the sales increase in the quarter. Compared to the third quarter of 2013, operating income decreased 11% to $92.6 million. Operating margin in the third quarter of 2014 was 14.4%, compared to 17.5% reported in the comparable period of 2013. The decrease in operating income and margin was due to higher than normal legal and warranty related costs, cost increases in excess of productivity and a less favorable business and product mix. The impact of the legal and warranty related expenses reduced operating margin in the segment by approximately one hundred and thirty basis points.

Power segment net sales in the third quarter of 2014 were $253.7 million compared to $238.3 million reported in the third quarter of 2013. The sales increase was primarily due to the impact of acquisitions which added four percentage points to sales in the quarter. Sales related to distribution and transmission products increased modestly while unfavorable price realization reduced net sales by one percentage point in the quarter. Compared to the third quarter of 2013, operating income increased 7% to $50.2 million. Operating margin in the third quarter of 2014 was 19.8%, compared to 19.8% reported in the comparable period of 2013. The increase in operating income was primarily due to higher organic net sales volume, productivity and additional operating income from acquisitions, partially offset by higher material costs and lower price realization.

SUMMARY & OUTLOOK

Mr. Nord commented, “We expect overall sales for 2014 to increase in the low end of the five to six percent range with balanced growth from acquisitions and organic volume. From a profitability standpoint, operating margins are expected to be lower than 2013 by sixty to seventy basis points as the less favorable product mix, lower than previously anticipated volume and costs issues that impacted the third quarter are expected to continue for the rest of the year. We are taking more aggressive actions, primarily in our lighting business, to further improve our cost structure. We estimate the total charges impacting the fourth quarter to be in the five to six million dollar range.”

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Mr. Nord concluded, “The third party forecasts for our end markets point to improving organic demand in 2015. While we have been encouraged by signs of a non-residential recovery we remain cautious on the overall health of the global economy with mixed signals including a rapidly weakening energy market and geopolitical uncertainty. From a profitability perspective, there are several key drivers that could impact our margin going forward. If organic volume improves, we would anticipate good incremental margins. However, we expect more of the growth to be tied to the non-residential construction market and those businesses have somewhat lower margins. We are still in the early stages of planning for 2015 and will provide a more detailed view in January consistent with prior practice. We remain confident about the future prospects for our Company with an outlook for improving end markets, significant opportunities to reduce our cost structure through facility consolidation over the next several years, and capitalizing on our strong balance sheet to create shareholder value.”

Certain statements contained herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements about capital resources, performance and results of operations and are based on the Company’s reasonable current expectations. In addition, all statements regarding restructuring plans and expected associated costs and benefits, expected future financial performance or improvement in operating results, anticipated market conditions, and economic recovery are forward-looking. These statements may be identified by the use of forward-looking words or phrases such as “improved”, “leading”, “improving”, “continuing growth”, “continued”, “ranging”, “contributing”, “primarily”, “plan”, “expect”, “anticipated”, “expected”, “expectations,” “should result”, “uncertain”, “goals”, “projected”, “on track”, “likely”, “intend” and others. Such forward-looking statements involve numerous assumptions, known and unknown risks, uncertainties and other factors which may cause actual and future performance or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to: achieving sales levels to fulfill revenue expectations; unexpected costs or charges, certain of which may be outside the control of the Company; expected benefits of process improvement and other lean initiatives; the expected benefit and effect of the business information system initiatives and streamlining programs; the availability and costs of raw materials and purchased components; realization of price increases; the ability to achieve projected levels of efficiencies and cost reduction measures; general economic and business conditions; competition; and other factors described in our Securities and Exchange Commission filings, including the “Business”, “Risk Factors”, and “Quantitative and Qualitative Disclosures about Market Risk” Sections in the Annual Report on Form 10-K for the year ended December 31, 2013.

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Hubbell Incorporated is an international manufacturer of quality electrical and electronic products for a broad range of non-residential and residential construction, industrial and utility applications. With 2013 revenues of $3.2 billion, Hubbell Incorporated operates manufacturing facilities in the United States, Canada, Switzerland, Puerto Rico, Mexico, the People’s Republic of China (“China”), Italy, the United Kingdom, Brazil and Australia. Hubbell also participates in joint ventures in Taiwan and Hong Kong, and maintains sales offices in Singapore, China, India, Mexico, South Korea and countries in the Middle East. The corporate headquarters is located in Shelton, CT.

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HUBBELL INCORPORATED

Condensed Consolidated Statement of Income

(unaudited)

(in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2014	2013	2014	2013
Net sales	$895.3	$835.9	$2,510.6	$2,377.3
Cost of goods sold	599.1	544.6	1,676.9	1,577.7

Gross profit	296.2	291.3	833.7	799.6
Selling & administrative expenses	153.4	139.7	442.4	418.2

Operating income	142.8	151.6	391.3	381.4
Operating income as a % of Net sales	15.9%	18.1%	15.6%	16.0%
Interest expense, net	(7.5)	(7.4)	(22.0)	(22.0)
Other (expense) income, net	(0.5)	(0.9)	(2.0)	(2.1)

Total other expense, net	(8.0)	(8.3)	(24.0)	(24.1)
Income before income taxes	134.8	143.3	367.3	357.3
Provision for income taxes	44.3	46.1	120.7	110.3

Net income	90.5	97.2	246.6	247.0
Less: Net income attributable to noncontrolling interest	0.9	0.7	2.6	2.5

Net income attributable to Hubbell	$89.6	$96.5	$244.0	$244.5

Earnings Per Share:
Basic	$1.52	$1.63	$4.13	$4.12
Diluted	$1.51	$1.62	$4.10	$4.09
Cash dividends per common share	$0.50	$0.45	$1.50	$1.35

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HUBBELL INCORPORATED

Condensed Consolidated Balance Sheet

(unaudited)

(in millions)

	September 30, 2014	December 31, 2013
ASSETS
Cash and cash equivalents	$653.8	$740.7
Short-term investments	8.1	10.1
Accounts receivable, net	542.8	440.9
Inventories, net	445.9	385.7
Deferred taxes and other	52.7	55.0

TOTAL CURRENT ASSETS	1,703.3	1,632.4
Property, plant and equipment, net	400.5	377.1
Investments	36.6	35.8
Goodwill	879.3	800.4
Intangible assets, net	326.8	286.6
Other long-term assets	64.9	54.9

TOTAL ASSETS	$3,411.4	$3,187.2

LIABILITIES AND EQUITY
Short-term debt	$1.0	$0.3
Accounts payable	269.6	225.9
Accrued salaries, wages and employee benefits	68.6	74.7
Accrued insurance	48.3	41.8
Other accrued liabilities	137.9	124.3

TOTAL CURRENT LIABILITIES	525.4	467.0
Long-term debt	597.5	597.2
Other non-current liabilities	253.5	208.2

TOTAL LIABILITIES	1,376.4	1,272.4
Hubbell Shareholders’ Equity	2,025.7	1,906.4
Noncontrolling interest	9.3	8.4

TOTAL EQUITY	2,035.0	1,914.8

TOTAL LIABILITIES AND EQUITY	$3,411.4	$3,187.2

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HUBBELL INCORPORATED

Condensed Consolidated Statement of Cash Flows

(unaudited)

(in millions)

	Nine Months Ended September 30
	2014	2013
Cash Flows From Operating Activities
Net income attributable to Hubbell	$244.0	$244.5
Depreciation and amortization	59.0	52.5
Stock-based compensation expense	9.9	8.4
Deferred income taxes	4.6	14.7
Changes in working capital	(84.2)	(106.1)
Contributions to defined benefit pension plans	(3.0)	(2.5)
Other, net	8.0	14.4

Net cash provided by operating activities	238.3	225.9

Cash Flows From Investing Activities
Capital expenditures	(42.6)	(40.4)
Acquisition of businesses, net of cash acquired	(163.9)	(96.5)
Net change in investments	2.0	(0.8)
Other, net	1.6	4.4

Net cash used in investing activities	(202.9)	(133.3)

Cash Flows From Financing Activities
Short-term debt borrowings (repayments)	0.7	0.1
Payment of dividends	(88.6)	(79.9)
Repurchase of common shares	(35.0)	(31.0)
Proceeds from exercise of stock options	1.1	1.5
Other, net	6.0	5.4

Net cash used in financing activities	(115.8)	(103.9)

Effect of foreign exchange rate changes on cash and cash equivalents	(6.5)	(3.3)

Decrease in cash and cash equivalents	(86.9)	(14.6)
Cash and cash equivalents
Beginning of period	740.7	645.0

End of period	$653.8	$630.4

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HUBBELL INCORPORATED

Segment Information

(unaudited)

(in millions)

	Three Months Ended September 30		Nine Months Ended September 30
	2014	2013	2014	2013
Net Sales
Electrical	$641.6	$597.6	$1,792.8	$1,677.4
Power	253.7	238.3	717.8	699.9

Total Net Sales	$895.3	$835.9	$2,510.6	$2,377.3

Operating Income
Electrical	$92.6	$104.5	$256.2	$255.0
Power	50.2	47.1	135.1	126.4

Total Operating Income	$142.8	$151.6	$391.3	$381.4

Operating Income as a % of Net Sales
Electrical	14.4%	17.5%	14.3%	15.2%
Power	19.8%	19.8%	18.8%	18.1%
Total	15.9%	18.1%	15.6%	16.0%

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HUBBELL INCORPORATED

Earnings Per Share Calculation

(unaudited)

(in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2014	2013	2014	2013
Numerator:
Net income attributable to Hubbell	$89.6	$96.5	$244.0	$244.5
Less: Earnings allocated to participating securities	0.1	0.3	0.6	0.8

Net income available to common shareholders	$89.5	$96.2	$243.4	$243.7
Denominator:
Average number of common shares outstanding	58.9	59.1	59.0	59.1
Potential dilutive shares	0.5	0.4	0.4	0.4

Average number of diluted shares outstanding	59.4	59.5	59.4	59.5

Earnings per Share:
Basic	$1.52	$1.63	$4.13	$4.12
Diluted	$1.51	$1.62	$4.10	$4.09

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HUBBELL INCORPORATED

Non-GAAP Financial Measures

(unaudited)

(in millions)

Ratios of Total Debt to Total Capital and Net Debt to Total Capital

	September 30, 2014	December 31, 2013
Total Debt	$598.5	$597.5
Total Hubbell’s Shareholders’ Equity	2,025.7	1,906.4

Total Capital	$2,624.2	$2,503.9

Total Debt to Total Capital	23%	24%
Total Debt	$598.5	$597.5
Less: Cash and cash equivalents	(653.8)	(740.7)
Investments	(44.7)	(45.9)

Net Debt	$(100.0)	$(189.1)

Net Debt to Total Capital	(4% )	(8% )

Note: Management believes that net debt to capital is a useful measure regarding Hubbell’s financial leverage for evaluating the Company’s ability to meet its funding needs.

Free Cash Flow Reconciliation

	Nine Months Ended September 30
	2014	2013
Net cash provided by operating activities	$238.3	$225.9
Less: Capital Expenditures	(42.6)	(40.4)

Free cash flow	$195.7	$185.5

Note: Management believes that free cash flow provides useful information regarding Hubbell’s ability to generate cash without reliance on external financings. In addition, management uses free cash flow to evaluate the resources available for investments in the business, strategic acquisitions and further strengthening the balance sheet.

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